PRESS RELEASE

                          KNIGHT TRANSPORTATION, INC.
                  ANNOUNCES ASSET ACQUISITION OF TEXAS CARRIER
                                 MARCH 15, 1999

     Knight Transportation Inc., a short to medium haul truckload carrier headquartered in Phoenix, Monday announced that it has purchased the assets and assumed selected liabilities of Action Delivery Service Inc., and its affiliated company, Action Warehouse Services Inc. ("Action").

     Action  is  a  privately-held   short  to  medium  haul  truckload  carrier
headquartered in Corsicana, Texas. Action serves customers throughout Texas and the south central United States with a fleet of 50 tractors and 130 trailers.

     Founded in 1978, Action had operating revenues of approximately $5,600,000 for the fiscal year ending Dec. 31, 1998. Knight will issue 97,561 shares of its common stock in exchange for all of the assets of both companies. Kevin Knight, Knight's chief executive officer, stated this acquisition will help Knight expand its existing service in Texas and throughout the south central United States.

     Knight's shares are traded on the Nasdaq National Market. The company transports general commodities, including consumer goods, packaged food stuffs, and beverage containers.

     Knight provides truckload carrier service to the Western United States from its Phoenix headquarters, in the Texas and Louisiana region through its facility in Katy, Texas, and in the Midwest and on the East Coast through its facility in Indianapolis, Indiana.

     For the year ended Dec. 31, 1998, Knight's revenue was $125,030,245, net income was $13,346,142, and assets were $116,958,220.